Exhibit 99

ICOS Corporation Reports Results for 2005 First Quarter; Tadalafil to be Evaluated in a Pivotal Clinical Study in Pulmonary Arterial Hypertension

     BOTHELL, Wash.--(BUSINESS WIRE)--May 5, 2005--ICOS Corporation (Nasdaq:ICOS) today released its financial results for the three months ended March 31, 2005 and summarized recent events.

     Cialis(R)(1) (tadalafil) Update

     During the summer of 2005, Lilly ICOS LLC (Lilly ICOS), a 50/50 joint venture between ICOS and Eli Lilly and Company, expects to begin a pivotal clinical study of tadalafil for the treatment of pulmonary arterial hypertension
(PAH). In the United States, PAH affects an estimated 100,000 patients of all ages. When untreated, death typically ensues over the course of three years and, even with current therapy, the median life expectancy remains less than five years. This rare, progressive disorder is characterized by an elevation of blood pressure in the pulmonary arteries, which leads to shortness of breath, fatigue and heart failure.(2) Tadalafil is the same active ingredient in Cialis, a product that has been used to treat more than 4.5 million patients with erectile dysfunction (ED).
     "Our goals continue to be to both maximize the value of tadalafil for the long-term and achieve profitability for Lilly ICOS this year," stated Paul Clark, ICOS Chairman and Chief Executive Officer. "Toward our long term goal, I am pleased to announce that we plan to initiate a pivotal clinical study in PAH, a serious cardiovascular disease. Tadalafil's desirable half-life of 17.5 hours may make it amenable to once a day dosing for PAH. We continue to evaluate tadalafil in a second indication, benign prostatic hyperplasia."
     During the 2005 first quarter, worldwide sales of Cialis (tadalafil) totaled $150.1 million, a 39% increase compared to the 2004 first quarter. Lilly ICOS financial results, for the first quarter of 2005, were reported on April 18, 2005.
     U.S. wholesalers continued to reduce their inventory levels of Cialis during the 2005 first quarter, in accordance with the terms of recent wholesaler agreements. Lilly ICOS estimates that U.S. wholesaler inventories of Cialis were reduced approximately $27 million during the quarter.
     In March 2005, the FDA authorized a U.S. product label change, related to the use of Cialis with alpha blockers, removing a contraindication and replacing it with precautionary information. This product label change allows a new group of patients to use Cialis.
     "In France, where Cialis has been available for about two years, Cialis has overtaken Viagra(R) to become the number one selling ED treatment for the third consecutive month," added Clark.

     Other First Quarter Highlights

     In January 2005, ICOS and Solvay Pharmaceuticals, Inc. entered into a co-promotion agreement for AndroGel(R) (testosterone gel) 1% CIII. AndroGel is approved in the U.S. for replacement therapy in men for conditions associated with a deficiency or absence of a man's own testosterone. ICOS is providing promotional support for AndroGel through physician sales calls and other promotional activities conducted by its U.S. sales representatives.
     In March 2005, ICOS announced an expansion of its efforts to develop monoclonal antibodies for the treatment of cancer, through the formation of a joint development collaboration with Caprion Pharmaceuticals, Inc. ICOS is responsible for target validation and preclinical development of therapeutic antibodies. Caprion is to contribute a selection of proprietary antibody targets and perform certain target characterization activities for the collaboration.

     Financial Results

     For the three months ended March 31, 2005, ICOS reported a net loss of $46.4 million ($0.73 per share), compared to a net loss of $86.3 million ($1.36 per share) for the three months ended March 31, 2004.
     Equity in losses of Lilly ICOS was $20.7 million in the first quarter of 2005, compared to $69.2 million in the corresponding period of 2004. The decreased Lilly ICOS losses largely reflect the impact of increased worldwide Cialis revenues and an overall reduction in selling and marketing costs compared to the 2004 first quarter. Lilly ICOS' 2005 first quarter results were negatively affected by approximately $27 million of aggregate reductions in U.S. wholesale inventories of Cialis during that period.
     ICOS Corporation's total revenue was $13.8 million in the first quarter of 2005, compared to $16.5 million in the first quarter of 2004.
     Collaboration revenue from Lilly ICOS totaled $10.4 million in the 2005 first quarter, compared to $14.1 million in the first quarter of 2004. The decrease primarily reflects a reduction in Lilly ICOS' reimbursement of our U.S. sales force expenses, from 100% in 2004, to 60% beginning in January 2005.
     Co-promotion services revenue was $1.0 million in the 2005 first quarter. We began promoting AndroGel to physicians, on behalf of Solvay Pharmaceuticals, Inc., in February 2005.
     Total operating expenses were $39.5 million for the three months ended March 31, 2005, compared to $33.7 million for the three months ended March 31, 2004.
     Research and development expenses increased $5.0 million from the three months ended March 31, 2004, to $22.2 million for the three months ended March 31, 2005. The increase was primarily due to higher expenses associated with our discovery and preclinical research programs and incremental development activities being performed by ICOS personnel on behalf of Lilly ICOS.
     At March 31, 2005, we had cash, cash equivalents, investment securities and associated interest receivable of $240.2 million.

     Financial Guidance

     Based on 2005 first quarter results and other appropriate factors, we presently expect that ICOS Corporation's 2005 net loss will be in the range of $70 million ($1.09 per share) to $83 million ($1.29 per share). The decrease in net loss, compared to $198 million ($3.13 per share) in 2004, is primarily due to our expectation that Lilly ICOS will become profitable in 2005. We expect Cialis market share and sales to continue to grow in 2005, and we expect certain Lilly ICOS marketing and selling expenses to decline.
     Lilly ICOS' 2005 net income is expected to be in the $30 million to $50 million range. The level of Cialis sales achieved is the primary variable that will affect Lilly ICOS' results for 2005.
     For the second quarter of 2005, we expect that ICOS Corporation's net loss will be in the range of $21 million to $30 million, approximately $0.33 per share to $0.47 per share. The decrease in net loss, compared to the 2005 first quarter is primarily due to the performance of Lilly ICOS. In the 2005 second quarter, we expect Lilly ICOS to generate between a $10 million net loss and a $5 million net profit.

     ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. Through Lilly ICOS LLC, ICOS is marketing its first product, Cialis (tadalafil), for the treatment of erectile dysfunction. ICOS is working to develop treatments for serious unmet medical conditions such as benign prostatic hyperplasia, pulmonary arterial hypertension, cancer and inflammatory diseases.

     Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause our results and the timing and outcome of events to differ materially from those expressed in or implied by the forward-looking statements, including risks associated with product commercialization, research and clinical development, regulatory approvals, manufacturing, collaboration arrangements, liquidity, competition, intellectual property claims, litigation and other risks detailed in our latest Quarterly Report on Form 10-Q and our other public filings with the Securities and Exchange Commission.
     The forward-looking statements contained in this press release represent our judgment as of the date of this release. We undertake no obligation to publicly update any forward-looking statements. The biotechnology and pharmaceutical businesses are risky and there can be no assurance that any of our products or product candidates will achieve commercial success or that competing therapies will not pre-empt market opportunities that might exist for any of our products or product candidates.

     Conference Call

     As previously announced, today, beginning at 4:30 p.m. EDT, ICOS will host a conference call to review 2005 first quarter financial results and related matters, including financial guidance and plans for 2005. The conference call can be accessed as a webcast at www.icos.com, in the Investor/Events section, or by telephone, using the Passcode 775191, live at 612-332-1025, or as a replay at 320-365-3844. The webcast will be available through May 12, 2005. The telephone replay will be available until May 6, 2005 at 8:30 pm EDT.

     (1) Cialis(R) is a registered trademark of Lilly ICOS LLC. All other trademarks are the property of their respective owners.
     (2) American College of Rheumatology, 2004; Pulmonary Hypertension Association; Badesch D, et al. Chest, 2004, 126:35S-62S.


                  ICOS Corporation and Subsidiaries
                SELECTED CONSOLIDATED FINANCIAL DATA
                (in thousands, except per share data)
                             (unaudited)

                                                 Three Months Ended
                                                     March 31,
                                               -----------------------
                                                 2005         2004
                                               ----------   ----------
Condensed Consolidated Statements of
 Operations:

Revenue:
  Lilly ICOS collaboration                    $   10,360   $   14,067
  Contract manufacturing                           2,474        2,456
  Co-promotion services                              950            -
                                               ----------   ----------
       Total revenue                              13,784       16,523
                                               ----------   ----------
Operating expenses:
  Research and development                        22,213       17,254
  Marketing and selling                           10,434        9,797
  Cost of contract manufacturing                   1,851        2,513
  General and administrative                       5,005        4,153
                                               ----------   ----------
       Total operating expenses                   39,503       33,717
                                               ----------   ----------
                Operating loss                   (25,719)     (17,194)
Other income (expense):
  Equity in losses of Lilly ICOS                 (20,679)     (69,237)
  Interest expense                                (1,704)      (1,711)
  Interest and other income                        1,718        1,839
                                               ----------   ----------
Net loss                                      $  (46,384)  $  (86,303)
                                               ==========   ==========

Net loss per common share - basic and diluted $    (0.73)  $    (1.36)
                                               ==========   ==========
Weighted average common shares outstanding -
 basic and diluted                                63,799       63,237
                                               ==========   ==========


Condensed Consolidated Balance Sheets:         March 31,  December 31,
                                                 2005         2004
                                               ----------   ----------

Cash, cash equivalents, investment securities
 and interest receivable                      $  240,184   $  275,769
Receivable from Lilly ICOS                        11,540       15,053
Property and equipment, net                       19,168       19,206
Deferred financing costs and other                14,127       14,953
                                               ----------   ----------
       Total assets                           $  285,019   $  324,981
                                               ==========   ==========

Due to Lilly ICOS                             $   20,748   $   14,147
Other current liabilities                         23,801       25,656
Convertible subordinated debt                    278,650      278,650
Stockholders' equity (deficit)                   (38,180)       6,528
                                               ----------   ----------
       Total liabilities and stockholders'
        equity (deficit)                      $  285,019   $  324,981
                                               ==========   ==========

                  ICOS Corporation and Subsidiaries
            SUMMARIZED OPERATING RESULTS OF LILLY ICOS LLC
                            (in thousands)
                             (unaudited)

                                          2005            2004
                                        --------- --------------------
                                           Q1         Q1        Q2
                                        --------- ---------- ---------
 Revenue:
    Product sales, net
      United States                     $ 42,744  $  32,807  $ 50,768
      Europe                              56,264     36,356    45,301
      Canada and Mexico                   12,186      5,854     8,931
                                         --------  ---------  --------
                                         111,194     75,017   105,000
    Royalties                              7,790      6,652     6,449
                                         --------  ---------  --------
       Total revenue                     118,984     81,669   111,449
                                         --------  ---------  --------
 Expenses:
    Cost of sales (a)                      9,752      6,573     8,982
    Selling, general and administrative  137,027    195,053   157,838
    Research and development              13,874     18,827    15,119
                                         --------  ---------  --------
       Total expenses                    160,653    220,453   181,939
                                         --------  ---------  --------
 Net loss (a)                           $(41,669) $(138,784) $(70,490)
                                         ========  =========  ========

 ICOS Corporation's share of
  net loss                              $(20,679) $ (69,237) $(35,090)
                                         ========  =========  ========


                                                    2004
                                        ------------------------------
                                           Q3        Q4       TOTAL
                                        --------- --------- ----------
 Revenue:
    Product sales, net
      United States                     $ 70,226  $ 52,783  $ 206,584
      Europe                              43,414    52,859    177,930
      Canada and Mexico                    9,380    13,063     37,228
                                         --------  --------  ---------
                                         123,020   118,705    421,742
    Royalties                              6,210     6,809     26,120
                                         --------  --------  ---------
       Total revenue                     129,230   125,514    447,862
                                         --------  --------  ---------
 Expenses:
    Cost of sales (a)                     10,173    10,338     36,066
    Selling, general and administrative  123,222   130,398    606,511
    Research and development              17,203    16,169     67,318
                                         --------  --------  ---------
       Total expenses                    150,598   156,905    709,895
                                         --------  --------  ---------
 Net loss (a)                           $(21,368) $(31,391) $(262,033)
                                         ========  ========  =========

 ICOS Corporation's share of
  net loss                              $(10,528) $(15,541) $(130,396)
                                         ========  ========  =========

(a) Cost of sales includes $103 per month of license fee amortization applicable only to Eli Lilly and Company's interest in Lilly ICOS LLC.


     CONTACT: ICOS Corporation
              Lacy Fitzpatrick, 425-415-2207